Exhibit 99.1

DIGITAL REALTY TRUST, L.P.

DIGITAL REALTY TRUST, INC.

January 4, 2011

The Depository Trust Company

Proxy Department

55 Water Street

New York, NY 10041

Re:	Notice of Exchangeability of our 4.125% Exchangeable Senior Debentures due 2026

To the Holders of our 4.125% Exchangeable Senior Debentures due 2026:

Reference is made to the Indenture, dated as of August 15, 2006 (the “Indenture”), by and among Digital Realty Trust, L.P., a Maryland limited partnership (the “Operating Partnership”), as issuer, Digital Realty Trust, Inc., a Maryland corporation, as guarantor, and Wells Fargo Bank, National Association, as trustee, relating to the Operating Partnership’s 4.125% Exchangeable Senior Debentures due 2026 (the “Debentures”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Indenture.

Pursuant to Section 13.01(a)(i) of the Indenture, a Holder of our Debentures may surrender its Debentures for exchange during any calendar quarter if the Closing Sales Price of the Common Stock for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the preceding calendar quarter is more than 130% of the Exchange Price per share of the Common Stock in effect on the applicable Trading Day. The Exchange Price in effect as of December 31, 2010 was $31.42 per share.

Pursuant to Section 13.01(b) of the Indenture, the Operating Partnership hereby gives notice to the Holders of the Debentures that the Debentures shall be exchangeable pursuant to Section 13.01(a)(i) of the Indenture during the calendar quarter ending March 31, 2011, subject to the terms and conditions of the Indenture.

Very truly yours,

DIGITAL REALTY TRUST, L.P.
DIGITAL REALTY TRUST, INC.

By:	DIGITAL REALTY TRUST, INC.

	By:	/s/ Joshua A. Mills
	Name:	Joshua A. Mills
	Title:	Senior Vice President, General Counsel and Assistant Secretary